EXHIBIT 99.1

Contact:

Kathleen O’Donnell
(781) 848-0749

Matritech Announces $7.0 Million Financing

Newton, Mass. (January 17, 2006) - Matritech (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today announced that it has closed a $7.0 million private placement of 15% Secured Convertible Promissory Notes maturing January 13, 2009 (the “Notes”). The financing was led by current investor SDS Capital Partners who was joined by H&Q Life Science Investors along with other current investors. The Notes are currently convertible into 10,766,092 shares of common stock and allow for payment of interest and principal in cash or, provided certain conditions are met, by issuing stock.  Until stockholder approval of certain provisions in the Notes and Warrants is received by the Company, stock issuances may not be made at an effective conversion price below $0.61, the closing price of the Company's common stock on January 12, 2006. Issued to the purchasers of the Notes were five-year warrants to purchase 6,459,655 shares of common stock at an exercise price of $0.67 per share and placement agents received warrants to purchase 1,036,609 shares of common stock at an exercise price of $0.65 per share (the “Warrants”). Certain anti-dilution provisions of both the Notes and the Warrants are also subject to stockholder approval. The Company intends to present these matters, including a request for an increase in authorized shares, to its stockholders for approval on or before June 15, 2006. Matritech has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the common stock into which the Notes are convertible and which may be issued upon exercise of the Warrants.

Matritech’s net proceeds from the closing are approximately $6.25 million after deducting the estimated expenses and commissions in connection with the transaction. Commenting on the financing, Matritech’s Chief Executive Officer Stephen D. Chubb said, “We are pleased to have the support of such sophisticated health care investors as we expand our BladderChek® Test franchise and general NMP technology platform. These funds should help reassure our investors that we will be able to sustain our current momentum. We look forward to sharing our outlook for 2006 when we report our full year results in February.” Matritech intends to use the net proceeds from this private placement for research and development, selling and marketing expenses, working capital and for general corporate purposes.

The private placement triggered the anti-dilution provisions in (i) the Company’s 7.5% Convertible Debentures due March 31, 2006 (the "Convertible Debentures") so that such Convertible Debentures have an adjusted conversion price of $0.73 per share, thus making the Convertible Debentures convertible into an additional 269,822 shares of the Company’s common stock, (ii) the Company’s Series A Convertible Preferred Stock, so that such Preferred Stock has a conversion price of $0.70 per share, thus making the Series A Preferred convertible into an additional 1,463,788 shares of the Company’s common stock, and (iii) various warrants previously issued by the Company, covering an aggregate of approximately 6,538,489 shares of common stock, so that the warrants have revised exercise prices ranging from $0.65 to $1.34 per share.

These securities have not been registered under the federal Securities Act of 1933 and unless so registered may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act. These securities were offered and sold only to accredited investors.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities. This press release is being issued in accordance with Rule 135c under the Securities Act.

Statement Under the Private Securities Litigation Reform Act

Any forward-looking statements in this press release including those related to the Company's expectations regarding its use of the proceeds from the financing, intent to file a registration statement, current and future products and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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